                        EXHIBIT 8.1.1.



                EXCLUSIVE SERVICE CONTRACT FOR THE SIRE NETWORK.

This agreement is by and between Morgan Beaumont Inc. and their assigns and all subscribers know herein as Products Benefits Systems Corporation Inc. (PBS). Unless the context requires otherwise, Morgan Beaumont Inc.. and/or their assigns shall be referred to as "us, we, or our" and PBS shall be referred to as "PBS; you, your or subscriber."

You understand that Morgan Beaumont Inc. and/or their assigns does not guarantee or predict any type of profit or response from said services. Subscriber agrees to Morgan Beaumont Inc. harmless from and against any and all losses, claims, expenses, suits, damages, costs, demands or liabilities, joint or several, of whatever kind or nature which Morgan Beaumont Inc. and/or their assigns may become subject arising out of or relating in any way to the use of the services provided under this agreement, including, without limitation, in each case attorneys" fees, costs and expenses actually incurred in defending against or enforcing any such losses, claims, expenses, suits, damages or liabilities.

A. SIRE NETWORK SERVICES TO BE PROVIDED TO YOU.
     i.   Exclusive access for Health Reimbursement Arrangement Accounts
     ii.  Exclusive access for Health Savings Accounts
     iii. Exclusive access for Flexible Spending Accounts including accounts for Dependent Care and Parking/Transportation Reimbursement Accounts.
     iv.  Exclusive access for Section 105 Reimbursement Accounts
     v. Exclusive access via the SIRE Network for The MaxUM Plan that is owned and operated by Products Benefits Systems Corporation Inc.
     vi.  Any and all derivations of the above stated reimbursement accounts.
     vii. Point of Sale Adjudication for all medical billings such as: doctor's office visits; medical procedures; lab work and hospital billings using the SIRE Network.

B. TERMINATION. We may terminate your account
          i. If you violate our Terms of Service Policy; (b) promote MORGAN BEAUMONT Inc. in a manner that is unethical or inappropriate.
          ii. This agreement shall immediately terminate upon the dissolution or filing of Chapter 7 Bankruptcy by either Party.

          iii. In the event of termination, neither Party shall use the other Party's copyrights, patents, intellectual property, trademarks, service marks, trade names, marketing materials, and manuals, proprietary and confidential materials. Both parties will co-subscribe with the Bi-Lateral Confidentiality & Security Agreement.

C. NO WARRANTIES. WE MAKE NO WARRANTIES TO YOU OF ANY KIND, EXPRESSED OR SUBSCRIBED to, WITH RESPECT TO THE SERVICE MORGAN BEAUMONT Inc. ITS SUBCONTRACTORS AND AFFILIATES PROVIDE YOU. WE EXPRESSLY DISCLAIM ANY ISUBSCRIBERSLIED WARRANTY OF MERCHANTABILITY OR FITNESS OF THIS SERVICE FOR A PARTICULAR PURPOSE. We shall not be liable for any damages suffered by you, whether indirect, special, incidental, or consequential, including, by not limited to, loss of data or service interruptions, regardless of cause or fault. We are not responsible for your lost profits or for your loss of data or information. If notwithstanding this clause we are held liable to you.

D. TERMS. You agree: (1) to use our system in a manner that is ethical and in conformity with community standards; (2) to respect the privacy of other users (you shall not intentionally seek data or passwords belonging to other users, nor will you modify files or represent yourself as another user unless explicitly authorized to do so by that user); (3) to respect the legal protection provided by copyright law, trade secret law, or other laws protecting intellectual property.

E. VIOLATIONS. If we learn of a violation or likely violation of our TERMS OF SERVICE, we will attempt to notify you. If you do not take immediate remedial action which is satisfactory to us, or in the event of a serious violation of the TERMS OF SERVICE, we reserve the right to terminate your account immediately. Every effort will be made to inform you prior to account termination, and to re-establish your account upon receiving such representations from you as we deem appropriate in the circumstances.

F. ASSIGNMENT. This agreement is personal to you. You may not assign your rights under this agreement without our prior written consent. If you do assign your rights, as would be the case were someone other THAN YOU TO USE YOUR ACCOUNT, YOU shall REMAIN liable TO US FOR ANY fees due under this agreement. We may assign this agreement at any time.

G. NOTICES. All notices, requests, demands, and other communications under this agreement shall be in writing and shall be deemed to have been given on the date of delivery: if delivered personally to the parry to whom notice is to be given; if sent by electronic mail with a cc: to sender; if sent by fax; or on the third day after mailing by first class mail.

H.   GENERAL PROVISIONS.

The subject headings of the articles and sections are for convenience only, and shall not affect the construction or interpretation of any of its provisions. If any portion of this agreement is found invalid or unenforceable, that portion shall be severed and the remainder of this agreement shall remain in force. This agreement constitutes the entire agreement between us pertaining to its subject matter and supersedes all of our prior agreements, representations, and understandings. Subject TO SECTION I, NO supplement, modification, OR amendment OF this agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. This agreement may be executed in one or more counterparts. Each shall be deemed an original, but all of which together shall constitute one and the same instrument. If an organization is the subscriber, the individual signing up for our services represents that he or she is duly authorized to enter into this agreement on behalf of that organization.

I.   MISCELLANEOUS.

1. INDEPENDENT CONTRACTORS: This Agreement does not make the Party an agent, legal representative, partner, joint venturer, or servant of the other Party for any purpose whatsoever. It is deemed understood between the parties hereto that the Parties are independent contractors to each other and in no way authorized to make any contract, agreement, warranty or representation on behalf of the other Party.

2. MUTUAL INDEMNIFICATION AND HOLD HARMLESS: Under no circumstances shall the Parties be liable for any act, error, omission, contract, debt, or any other obligation of the other Party,

3. SUBSCRIBER agrees to allow MORGAN BEAUMONT to change Vendor(s) or immediately terminate the service(s) and/or product(s) offered in the Program in the event MORGAN BEAUMONT's Vendor(s) terminate, cease, or modify such service(s) and/or product(s). SUBSCRIBERS also agree to allow MORGAN BEAUMONT to modify resell price should the Vendor(s) modify price to MORGAN BEAUMONT. MORGAN BEAUMONT agrees to provide notice to SUBSCRIBERS of any Vendor change, termination, or cost modification which notice will in no event be shorter in duration than that provided to MORGAN BEAUMONT by applicable Vendor.

4. In the event that a claim should arise with respect to which either of the Indemnified Parties contend they are entitled to indemnity hereunder, they shall immediately advise the other party of the nature of the claim and cooperate in determining its factual basis of the claim. The Indemnified Parties may, at their own expense, retain their own counsel to participate in the action. Any other provision of this Agreement, the obligations set forth shall survive the termination of this Agreement.

5. Any and all disputes that may arise between the parties regarding the terms of the Agreement shall be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association. The arbitrator's award shall be final and binding on the parties and judgment may be entered upon it by a court of competent jurisdiction. In the event of any legal proceeding (including arbitration) involving the interpretation or enforcement of the rights or obligations of the parties hereto, the prevailing party or parties shall be entitled to recover its reasonable expenses incurred therein, including investigation and collection expenses, attorney's and arbitrator's fees, and costs.


IN WITNESS. WHEREOF, THE PARTIES HERETO HAVE SIGNED THIS SERVICES AGREEMENT, ON OR AS OF THE DATES-WRITTEN BELOW.


Morgan Beaumont, Inc. (initial) /s/

Signature /s/ Erik Jensiz           Date: Oct. 13, 2005.

(print name) Erik Jensiz            (print title) President

Address:       6015 31st Street East
               Brodenton, FL 34203

Products Benefits Systems Corporation Inc. (initial) /s/

Signature  /s/ Joe Reaiche          Date Oct. 13yh, 2005

(print name) Mr. Joe Reaiche        (print title) President/CEO

Company Name        Products Benefits Systems
Address:            8101 North Atlantic Ave.
                    Cape Canaveral, Fl.

                       NON-CIRCUMVENTION / NON-DISCLOSURE
                                       AND
                            CONFIDENTIALITY AGREEMENT


         This Agreement, dated as of 24th August, 2005, is made by and between Morgan Beaumont, Inc. ("Morgan Beaumont") and as well as their respective subsidiaries, affiliates and agents (collectively referred to as the "Parties").

        In consideration of the Parties herein furnishing each other with certain information, data and ideas which are either non-public, confidential or proprietary in nature and the introduction, negotiating, representing and/or assisting in the transaction of business through such introduction, negotiating, representing and/or assisting (hereinafter referred to as "Proprietary Information") the Parties agree as follows:

1. Each Party agrees to maintain and to cause its officers, directors, employees, agents, advisors, subsidiaries and affiliates (collectively "Affiliates") to maintain the confidentiality of any Proprietary Information regarding the business affairs, property, or methods of operation or other Proprietary Information relating to the other and obtained by a Party during the term of this Agreement. Each Party hereto agrees that this Proprietary Information constitutes commercial and financial information and such Proprietary Information shall remain privileged and confidential and shall not be (a) used by the Party receiving it or its Affiliates for any purpose other than evaluating a proposed transaction (a "Transaction"), or (b) disclosed without the prior written consent of the other Party except to the extent required by applicable law or judicial or administrative process. Each Party agrees to keep confidential this Agreement and not to distribute or show copies of it or disclose the contents hereof to any person or entity not subject to this Agreement (except its legal and accounting advisors with a written agreement to keep the same confidential) without the prior written consent of the other Party, except to the extent required by applicable law or judicial or administrative process.

2. Notwithstanding the above, Proprietary Information shall not include information (a) which is in or comes into the public domain or may be derived from information which is in or comes into the public domain through a source other than the Party receiving the information or its Affiliates; (b) is already in the possession of the Party receiving the information prior to receiving it from the other Party; or (c) which becomes known to the Party receiving the information through a source that it believes is not subject to a confidentiality agreement with or other obligation of secrecy to the other Party and such source is not subject to any other prohibition against transmitting the information.

3. Each Party acknowledges that any Proprietary Information given by the disclosing Party to the other Party in connection with this Agreement shall be the sole and exclusive property of the disclosing Party, including all applicable rights to patents, copyrights, trademarks and trade secrets inherent therein and appurtenant thereto, and that no license or other right therein are created by this Agreement.

4. In the event that a Party or anyone to whom a Party supplied Proprietary Information receives a request to disclose all or any part of the Proprietary Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a government body, that Party shall immediately notify the other Party of the existence, terms and circumstances surrounding such a request, consult with the other Party on the advisability of taking legally available steps to resist or narrow such request, and if disclosure of such information is required, the Party will (a) furnish only that portion of the Proprietary Information which in its reasonable opinion, based upon advice of counsel, it is legally compelled to disclose, and
(b) at the other Party's cost, cooperate with the efforts of the Party to obtain order or other reliable assurance that confidential treatment will be accorded to such portion of the Proprietary Information as may be disclosed.

5. Each Party acknowledges that although the Party delivering the Proprietary Information has endeavored to include Proprietary Information that is relevant for purposes of the other Party's evaluation of a Transaction, the delivering Party makes no representation or warranty as to the accuracy -or completeness of the Proprietary Information. Neither the delivering Party nor its Affiliates shall have any liability to the receiving Party or an Affiliate arising out of the receiving Party's or an Affiliate's use of the Proprietary Information or reliance thereon.

6. In the event that a Transaction between Parties is not entered into, or is entered into but thereafter terminated, each Party will, at the request of the other Party, promptly deliver all Proprietary Information to the other Party without retaining any copies thereof.

7. Each Party understands that the Proprietary Information disclosed to it is a unique and valuable asset of the other Party, that violation of this Agreement would cause the other Party immediate and irreparable harm, and that the remedies at law may be inadequate. Each Party therefore consents to the entry of a restraining order and a preliminary and permanent injunction restraining any such violation without proof of actual damages. Each Party agrees that any money damages shall include all pecuniary benefits obtained by the receiving Party and its Affiliates as a result of any breach of this Agreement.

8. Each party agrees that without the prior written consent of the other Party, it shall not, in reference to this Agreement, use or permit to be used the name (or any variation thereof from which any connection with each may be inferred or implied), trademark, servicemark, or any logo of the other Party or its Affiliates.

9. Each Party acknowledges that preliminary dealings and discussions, and this letter, shall not be construed in any way as an obligation of either Party to go forward with or consummate any Transaction. In the event the Parties consummate any Transaction a formal and binding Agreement shall be executed by the Parties.

10. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflict of law. No failure, neglect, or forbearance on the part of either Party to require strict performance of this Agreement shall be construed as a waiver of the rights or remedies of such Parry.

11. The Parties of this Agreement acknowledge that no effort shall be made to circumvent its terms in an attempt to gain commissions, fees, remuneration or considerations to the benefit of any of the Parties of this Agreement while excluding equal or agreed to benefits to any of the other Parties. And that further, throughout the term of this agreement the parties agree that they shall not, as either owner, co-owner, partner, joint venture, employee, agent, sales person, service person, officer, direct, stockholder, or in any other capacity whatsoever, or on behalf of any other business entity, become engaged directly or indirectly with any person, firm, corporation, association, or other entity or entities introduced as a result of this agreement without the direct participation and authority of the introducing party. The parties agree that any such breech of this provision shall cause severe damage for which the injured party will have the right to consequential monetary damages and injunctive relief and protection against the offending party and any person, firm, corporation, association, or other entity or entities introduced as a result of this agreement with whom the offending party enters into such circumvention.

12. This Agreement shall remain in effect for a period of five (5) years from date hereof. In the event any court shall determine that the length of time or the areas covered by any one individual stipulation, term, or provision excessive, the Agreement shall not be rendered invalid thereby and the court shall modify the length of time or the area covered to the extent necessary to make the Agreement valid and binding.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.


Morgan Beaumont, Inc.                        /s/ Joe Reaiche

By: /s/ signature                            By: Joe Reaiche CEO

Date: 8/24/05                                Date: 08/24/05